SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STATE STREET CORPORATION
................................................................................
(Name of Registrant as Specified In Its Charter)

.......................................................................................
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.
[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:
                .....................................................................................................................................................................

        2)      Aggregate number of securities to which transaction applies:
                .....................................................................................................................................................................

        3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ..................................................................................................................................................... .................

        4)      Proposed maximum aggregate value of transaction:
                .....................................................................................................................................................................

        5)      Total fee paid:
                ..................................................................................................................................................... .................

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid: .......................................................................................................................................................................

2)    Form, Schedule or Registration Statement No.: .......................................................................................................................................................................

3)    Filing Party: .................................................................................................................................................

4)    Date Filed: ..................................................................................................................................................

[State Street Letterhead]

March 12, 2001

DEAR STOCKHOLDER:

        We cordially invite you to attend the 2001 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on April 18, 2001, at 10:00 a.m.

        Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

        We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely, /s/David A. Spina

[State Street Letterhead]

NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Eastern Time
Date	Wednesday, April 18, 2001
Place	225 Franklin Street, Fifth Floor, Boston, Massachusetts
Purpose	1.	To elect 9 directors;
	2.	To increase State Street's authorized shares of Common Stock from 250,000,000 to 500,000,000;
	3.	To approve the Senior Executive Annual Incentive Plan;
	4.	To vote on a stockholder proposal on the Model Business Corporation Act; and
	5.	To conduct other business if properly raised.
Record Date	You are entitled to vote if you were a stockholder of record at the close of business on February 28, 2001.
Meeting Admission	If your State Street stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of stockholders. If your stock is held in street name, you should bring a form of personal identification with you and a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy as soon as possible so your shares can be voted at the meeting. You may submit your proxy by mail. If your stock is held in the name of a broker, bank or other nominee, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

By Order of the Board of Directors,

Maureen Scannell Bateman
March 12, 2001	Secretary

STATE STREET CORPORATION

225 Franklin Street, Boston, Massachusetts 02110

PROXY STATEMENT

GENERAL INFORMATION

When was this proxy statement and the accompanying proxy card scheduled to be sent to stockholders?

        This proxy statement and accompanying proxy card are scheduled to be sent to stockholders beginning on March 12, 2001.

Who is soliciting my vote?

        The Board of Directors of State Street Corporation ("State Street") is soliciting your vote for the 2001 Annual Meeting of Stockholders.

How many votes can be cast by all stockholders?

        ___,___,___ shares of Common Stock of State Street are outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote on each matter.

How do I vote?

        You may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy please mark, date, sign and return the enclosed proxy card in the enclosed envelope. If you vote by the enclosed proxy your shares will be voted at the meeting in accordance with your instructions. If you do not give any instructions, your shares will be voted by the persons named in the proxy card in accordance with the recommendations of the Board of Directors given below.

        If your stock is held in the name of a broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

        To vote in person bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement indicating that you own the shares as of the record date, or a letter from the record holder indicating that you owned the shares as of February 28, 2001, and if you wish to vote at the meeting you must first obtain from the record holder a proxy issued in your name.

        Participants in State Street’s Salary Savings Program will receive proxy cards separately. State Street Bank and Trust Company, as trustee, will vote in accordance with written instructions from the participants, and, where no instructions are received, the shares will be voted in accordance with the trust documents.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

  FOR election of the 9 directors (page 3)
  FOR increasing the authorized number of shares of Common Stock (page 21)
  FOR approval of the Senior Annual Executive Incentive Plan (page 22)
  AGAINST approval of the stockholder proposal relative to the application of the Model Business Corporation Act to State Street (page 24)

Who pays the cost for soliciting proxies?

        State Street will pay the cost of our proxy solicitor. The solicitation of proxies will be made primarily by mail. State Street has retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $10,000, plus expenses. Proxies may also be solicited personally, by telephone, fax and e-mail by employees of State Street and its principal subsidiary, State Street Bank and Trust Company (the "Bank"), without any additional renumeration. State Street intends to request brokers, banks, custodians, other nominees and fiduciaries to forward these soliciting materials to their principals and to obtain the authorization for the execution of proxies.

Can I change my vote?

        You may revoke your signed proxy at any time before it is voted by notifying the Secretary in writing, by returning a proxy card with a later date or by attending the meeting and voting in person.

What vote is required to approve each item?

        The nine nominees for election as directors who receive a plurality of the shares voted for election of directors shall be elected directors (Item 1). The affirmative vote of a majority of all shares outstanding and entitled to vote is necessary to approve the increase in the authorized shares (Item 2).

        The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the Senior Executive Annual Incentive Plan (Item 3) and the stockholder proposal (Item 4).

How is the vote counted?

        Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes "for" a director. As a result, none of the withheld votes will have any effect on the outcome of the voting on the election of directors. Shares properly voted to "abstain" on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are treated as having voted against the matter. If a stockholder holds shares through a broker, stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals (a "broker non-vote") if the broker does not receive voting instructions from the beneficial holder. Under these rules, a broker may not vote in its discretion on Item 4. Shares that are subject to a broker non-vote are counted for determining the quorum but as not entitled to vote on the particular matter, so without voting instructions a broker non-vote could occur on Item 4, and this will have no effect on whether the required vote under the By-laws has been received on these matters.

Could other matters be decided at the Annual Meeting?

        We do not know of any other matters that may be presented for action at the meeting, Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

        Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

ELECTION OF DIRECTORS

        In accordance with Massachusetts law and State Street’s By-laws, the Board is divided into three classes of directors. Each class has a term of three years. Each director serves until his or her term expires and until his or her successor is duly elected and qualified. The Board determines the number of directors. There are currently 19 directors. Marshall N. Carter, former Chairman, retired from the Board on December 31, 2000, and David A. Spina, Chief Executive Officer, was elected Chairman, effective with Mr. Carter’s retirement. James E. Cash, Jr., currently a Class I director, is retiring from the Board effective with the 2001 Annual Meeting. Ronald E. Logue and Nicholas A. Lopardo were appointed as Class II directors by the Board on May 18, 2000 and Linda A. Hill was appointed as a Class II director by the Board on December 21, 2000.

        Pursuant to the By-laws, at a meeting on December 21, 2000, the Board of Directors fixed the number of directors at 18, effective at the time of the 2001 Annual Meeting. Nine directors are to be elected at the meeting, two as Class III directors to serve until the 2002 Annual Meeting, one as a Class I director to serve until the 2003 Annual Meeting, and six as Class II directors to serve until the 2004 Annual Meeting. Each of the nominees for election as director is currently a director. The designation of the nominees into different classes is being made in order to make the classes of directors as nearly equal in number as possible.

        It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the nine nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of State Street, principal occupation and other biographical material is shown below.

The Board of Directors unanimously recommends that you vote
FOR
each of these nominees for director. (Item 1 on your proxy card)

DIRECTORS TO BE ELECTED AT THE 2001 ANNUAL MEETING

Class III Nominees with Terms Expiring in 2002

RONALD E. LOGUE	Director since 2000

        Vice Chairman and Chief Operating Officer of State Street. He was elected Vice Chairman in 1999 and Chief Operating Officer in May 2000. Prior to that time. Mr. Logue, age 55, headed State Street’s Global Investor Services Group. He is responsible for State Street’s $6 trillion asset-servicing business, which provides custody, accounting, administration, global cash management, credit, risk management and other services to institutional investors worldwide. Mr. Logue joined State Street in 1990 as head of the Mutual Fund Custody Division. Mr. Logue is a director of the Metropolitan Boston Housing Partnership. He received B.S. and M.B.A. degrees from Boston College.

NICHOLAS A. LOPARDO	Director since 2000

        Vice Chairman of State Street since 1997 and Chairman and Chief Executive Officer of State Street Global Advisors, State Street’s investment management group. Mr. Lopardo, age 54, joined State Street Global Advisors in January 1987. He is a member of the boards of PerkinElmer, Inc. the Boston Stock Exchange and the Whitehead Institute for Biomedical Research. He is chairman of the board of the Landmark School and

Susquehanna University. He is on the American Bankers Association Investment & Trust Services advisory board and the advisory board of the Salvation Army. Mr. Lopardo is a board member of Boston Partners in Education, Massachusetts Sports Partnership, Inc., Team Harmony Foundation and the Hockey Humanitarian Foundation. Mr. Lopardo received a B.S. degree from Susquehanna University.

Class I Nominee with Term Expiring in 2003

DAVID A. SPINA	Director since 1989

        Chairman and Chief Executive Officer of State Street since January 1, 2001. Prior to that date Mr. Spina, age 58, was President and Chief Executive Officer. He joined State Street in 1969 and has held a variety of positions with State Street, including chief operating officer, chief financial officer and treasurer. He is vice chairman of the Massachusetts Taxpayers Foundation, Inc., director of the United Way of Massachusetts Bay, Jobs for Massachusetts and the Pioneer Institute for Public Policy Research, a member of the Massachusetts Governor’s Board of Economic Advisors, a corporator of the Dana Hall School and chairman emeritus of the Massachusetts Housing Investment Corporation. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. from Harvard University. He was an officer in the United States Navy from 1964 to 1969, serving a tour of duty in Vietnam.

Class II Nominees with Terms Expiring in 2004

DAVID P. GRUBER	Director since 1997

        Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, age 59, joined Wyman-Gordon in 1991 and retired in 1999. He is a member of the board of trustees of Manufacturers’ Alliance for Productivity and Innovation, chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee and a member of the board of directors of Novelos Therapeutics Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000

        Wallace Brett Donham Professor of Business Administration at Harvard University. Dr. Hill, age 44, is co-faculty chair, Global Leadership Initiative, and faculty chair, Young Presidents’ Organization Presidents’ Seminar. She is a member of the board of directors of Cooper Industries, the boards of trustees of the Rockefeller Foundation, Bryn Mawr College, the Children’s Museum, Boston, and the board of overseers of the Beth Israel Deaconess Medical Center. Dr. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993

        Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc., which provides management, technology and environmental consulting services worldwide. Dr. LaMantia, age 61, is a member of the board of Marathon Technologies and the advisory board of StoneGate Partners, IntellectExchange and several non-profit research and educational institutions. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School.

ALFRED POE	Director since 1994

        Private Investor pursuing startups in the functional food business. Mr. Poe, age 52, was chief executive officer of MenuDirect Corporation, a direct home delivery prepared food service from 1997 to 1999. From 1991 to 1996 he was a corporate vice president of Campbell Soup Company and president of the Meal Enhancement Group. He is a member of the board of directors of Polaroid Corporation, B&G Foods, Inc., the LEAD (Leadership, Education and Development) Program for minority students and the Executive Leadership Council. Mr. Poe holds a B.S. degree from Polytechnic Institute of Brooklyn and an M.B.A. from the Harvard Graduate School of Business.

DIANA CHAPMAN WALSH	Director since 1997

        President of Wellesley College. Prior to becoming President of Wellesley College, Dr. Walsh, age 56, was Professor and Chairman, Department of Health and Social Behavior, at the Harvard School of Public Health. She serves on the board of directors of the Consortium on Financing Higher Education and as chair of the American Council on Education Commission on International Education. She is a trustee of Amherst College. Dr. Walsh received a B.A. degree from Wellesley College, M.S. and Ph.D. degrees from Boston University and Doctor of Humane Letters, honorus causa, from Boston University and Deree College, American College of Greece.

ROBERT E. WEISSMAN	Director since 1989

        Chairman of the Executive Committee of IMS Health Incorporated, which provides information to the pharmaceutical and healthcare industries, since November 2000. Mr. Weissman, age 60, was formerly the Chairman and Chief Executive Officer of IMS Health. Mr. Weissman is a director of Cognizant Technology Solutions Corp. He is a member of the Committee for Economic Development and The U.S.-Japan Business Council and is vice chairman of the corporation of Babson College. Mr. Weissman received a degree in Business Administration from Babson College.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002

Class III

TENLEY E. ALBRIGHT, M.D.	Director since 1993

        Physician and surgeon. Dr. Albright, age 65, is Chairman of Western Resources, Inc., a holding company of varied assets with plans for a research and development park and senior care facility. She is consultant to and formerly chairman of the Board of Regents of the National Library of Medicine at National Institutes of Health. She is a director of West Pharmaceutical Services, Inc., the Whitehead Institute for Biomedical Research and the Massachusetts Society for Medical Research. She is a member of the corporation of Woods Hole Oceanographic Institution and New England Baptist Hospital and a member of the Harvard Medical School Information Technology Committee and serves on the Board of Visitors of the Harvard Medical Institute for Research and Education. Dr. Albright graduated from Harvard Medical School and Radcliffe College.

NADER F. DAREHSHORI	Director since 1990

        Chairman of the Board, President and Chief Executive Officer of Houghton Mifflin Company, publisher. Mr. Darehshori, age 64, serves as a director of Houghton Mifflin Company and is chairman of its executive committee. He is a director of CGU Insurance Group and chairman of the Boston Public Library Foundation. He is a trustee of Wellesley College, the WGBH Educational Foundation and the Dana-Farber Cancer Institute. Mr. Darehshori also serves on the board of the Massachusetts Business Roundtable and the Association of American Publishers.

JOHN M. KUCHARSKI	Director since 1991

        Retired Chairman of the Board and Chief Executive Officer of EG&G, Inc., a provider of scientific and technological products and services worldwide. Mr. Kucharski, age 65, is a director of Nashua Corporation. He serves on the boards of trustees of Marquette University and George Washington University. He is also a member of the president's council and the advisory council to the College of Engineering of Marquette University. Mr. Kucharski holds a B.S. degree from Marquette University, a J.D. degree from George Washington University and is a member of the District of Columbia Bar Association.

BERNARD W. REZNICEK	Director since 1991

        National Director, Special Markets, for Central States Indemnity Co. of Omaha, an insurance company specializing in credit card and utility payment protection for consumers, since 1997, and President, Premier Enterprises, a construction company. Mr. Reznicek, age 64, also serves on the board of directors of Central States. From 1994 to 1996, he was dean of the College of Business Administration of Creighton University. From 1987 to 1990, he was president and chief operating officer of Boston Edison Company. In 1990, he became chief executive officer, and in 1992, he was elected chairman of Boston Edison. Prior to joining Boston Edison, he was president and chief executive officer of Omaha Public Power District. Mr. Reznicek holds a B.S. degree from Creighton University and an M.B.A. from the University of Nebraska. He serves on the boards of CSG Systems International, Inc. and TTI Technologies, Inc.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

Class I

I. MACALLISTER BOOTH	Director since 1990

        Retired Chairman, President and Chief Executive Officer of Polaroid Corporation, a manufacturer of instant image recording products. Mr. Booth, age 69, joined Polaroid in 1958. He is a director of John Hancock Mutual Life Insurance Company, ThermoLase Corporation and Western Digital Corporation and past chairman of the national board of directors of Inroads. He received B.S. and M.B.A. degrees from Cornell University.

TRUMAN S. CASNER	Director since 1990

        Partner in the law firm of Ropes & Gray. Mr. Casner, age 67, received an A.B. degree from Princeton University in 1955 and an LL.B. from Harvard Law School in 1958. He served as law clerk to Chief Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968. He is a trustee of the Museum of Science, Boston, chairman of the corporation and past president of Belmont Hill School, a member of the corporation of Woods Hole Oceanographic Institution and a director of the Massachusetts Business Roundtable. He is a member of the American Law Institute.

ARTHUR L. GOLDSTEIN	Director since 1995

        Chairman and Chief Executive Officer of Ionics, Incorporated, an international company involved in the purification and treatment of water. Mr. Goldstein, age 65, is a director of Cabot Corporation. He is a member of the National Academy of Engineering and its Industry Advisory Board. He is a trustee of California Institute of Technology, Massachusetts General Physicians’ Organization, Inc., Dana-Farber/Partners Cancer Care and Co-Chair of the Committee on Industrial Relations and Ventures of Partners HealthCare, and a director of Partners HealthCare System, Inc., Jobs for Massachusetts, Inc. and the Massachusetts High Technology Council. Mr. Goldstein received a B.S. degree in chemical engineering from Rensselaer Polytechnic Institute, an M.S. in chemical engineering from the University of Delaware and an M.B.A. from Harvard Business School.

DENNIS J. PICARD	Director since 1991

        Chairman Emeritus of Raytheon Company, with products and services in commercial and defense electronics and special mission aircraft. Mr. Picard, age 68, continues as a member of the board of directors of Raytheon. He joined Raytheon in 1955 and retired in 1999. He is a member of the National Academy of Engineering and its Industry Advisory Board, president-elect and an honorary fellow of the American Institute of Aeronautics and Astronautics and a life fellow of the Institute of Electrical and Electronic Engineers. Mr. Picard is a trustee of Northeastern University, a director of the Discovery Museums and a member of the Business Council. He is a graduate of Northeastern University and holds honorary doctorates from Northeastern University, Merrimack College and Bentley College.

RICHARD P. SERGEL	Director since 1999

        President, Chief Executive Officer and Director of National Grid U.S.A. since 1999, the successor to New England Electric System (NEES), an electric power provider. Mr. Sergel, age 51, joined NEES in 1978. He is a director of the Edison Electric Institute, Jobs for Massachusetts, the Greater Boston Chamber of Commerce and is a trustee of the Worcester Art Museum. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina University and an M.B.A. from the University of Miami. He served in the United States Air Force.

General Information

        The Board of Directors has the overall responsibility for the conduct of our business. Of the 19 directors currently in office, 16 are outside directors and 3 are executive officers of State Street. The Board of Directors held 4 meetings during 2000 and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year. Each member of the Board, except Mr. Poe, Mr. Reznicek and Mr. Weissman, is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held 11 meetings during 2000. Each member of State Street’s Executive Committee and the Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

        The Board of Directors has the following committees to assist it in carrying out its responsibilities:

        The EXECUTIVE COMMITTEE is authorized to exercise all the powers of the Board of Directors that may be legally delegated to it by the Board in the management and direction of the business and affairs of State Street, including the review and approval of policies for the extension of credit, investment of assets and financial management, and monitoring activities under these policies. The Committee reports periodically to the Board. Its members are Truman S. Casner, Chair; I. MacAllister Booth; James I. Cash; David P. Gruber, and David A. Spina. During 2000, the Committee held 12 meetings.

        The EXAMINING AND AUDIT COMMITTEE oversees the operation of a comprehensive system of internal controls to ensure the integrity of State Street's financial reports and compliance with laws, regulations and corporate policies; monitors communication with external auditors and bank regulatory authorities; and recommends the selection of the independent auditors. Specific functions and responsibilities of the Committee are set forth in the charter adopted by the Board of Directors which is attached as Appendix A to this proxy statement. Its members are John M. Kucharski, Chair; Tenley E. Albright; I. MacAllister Booth, and Charles R. LaMantia. During 2000, the Committee held 8 meetings.

        The EXECUTIVE COMPENSATION COMMITTEE sets and administers policies which relate to the compensation system for State Street's executive officers and other incentive programs of State Street. Its members are Robert E. Weissman, Chair; I. MacAllister Booth; Nader F. Darehshori; Charles R. LaMantia, and Bernard W.

Reznicek. None of these individuals is or has been an officer or employee of State Street or the Bank. During 2000, the Committee held 5 meetings.

        The NOMINATING COMMITTEE recommends nominees for directors of State Street and the Bank. In carrying out its responsibility of finding the best qualified directors, the Committee will consider proposals from a number of sources, including recommendations for nominees submitted upon timely written notice to the Secretary of State Street by stockholders. Its members are Arthur L. Goldstein, Chair; Dennis J. Picard; Alfred Poe; David A. Spina, and Diana C. Walsh. During 2000, the Committee held 2 meetings.

Compensation of Directors

        Directors who are also employees of State Street or the Bank do not receive any compensation for serving as directors or as members of committees. Directors who are not employees of State Street or the Bank received an annual retainer of $40,000, payable at their election in shares of Common Stock of State Street or in cash, plus a fee of $1,500 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, and an award of 424 shares of deferred stock payable when the director leaves the Board or retires, for the period April 2000 through March 2001. For this period, all outside directors elected to receive their annual retainer in shares of Common Stock. The directors may elect to defer either 50% or 100% of all fees and compensation payable during any calendar year pursuant to State Street’s Deferred Compensation Plan for Directors. Three directors have elected to defer compensation.

BENEFICIAL OWNERSHIP OF SHARES

Management

        The table below sets forth the number of shares of Common Stock of State Street beneficially owned (as determined under the rules of the Securities and Exchange Commission) by each director, the former chairman, the current chairman and chief executive officer and the four other most highly compensated executive officers and by the group consisting of those persons and other executive officers as of the close of business on February 1, 2001 based on information furnished by each person. None of the individuals owned beneficially as much as 1% of the outstanding shares of Common Stock. The group in the aggregate beneficially owned 1.40% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership
Tenley E. Albright, M.D.	22,318	(1)(8)
Maureen Scannell Bateman	45,011	(3)
I. MacAllister Booth	14,729	(2)(8)
Marshall N. Carter	362,800	(3)
James I. Cash, Jr.	5,435	(8)
Truman S. Casner	18,125	(4)(8)
Nader F. Darehshori	8,422	(8)
Arthur L. Goldstein	6,369	(8)
David P. Gruber	4,177	(8)
Linda A. Hill	231	(8)
John M. Kucharski	12,314	(8)
Charles R. LaMantia	11,420	(5)(8)
Ronald E. Logue	112,257	(3)
Nicholas A. Lopardo	331,313	(3)(6)(8)
Dennis J. Picard	14,374	(8)
Alfred Poe	7,925	(8)
Bernard W. Reznicek	10,479	(8)
Richard P. Sergel	1,659	(8)
David A. Spina	980,983	(3)(7)
John R. Towers	81,265	(3)(8)
Diana Chapman Walsh	3,789	(8)
Robert E. Weissman	17,570	(8)
All of the above and other executive officers as a group (24 persons)	2,261,964	(3)(5)(8)

______________________

(1)	Includes 6,398 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 4,200 shares owned by a family member with respect to all of which shares she disclaims beneficial ownership.

(2)	Includes 1,600 shares held in trust for the benefit of family members with respect to which shares Mr. Booth disclaims beneficial ownership.
(3)	Includes shares which may be acquired within 60 days through the exercise of stock options as follows: Ms. Bateman, 41,135; Mr. Carter, 259,960; Mr. Logue, 70,268; Mr. Lopardo, 164,268; Mr. Spina, 476,802; Mr. Towers, 73,835, and the group, 1,320,639.

(4)	Includes 4,000 shares as to which Mr. Casner has sole investment power and shared voting power.
(5)	Include shares as to which voting power and investment power are shared, as follows: Dr. LaMantia, 2,000, and the group, 153,329.
(6)	Includes 13,545 shares held in a charitable lead trust of which Mr. Lopardo is a co-trustee and members of Mr. Lopardo’s family have a remainder interest with respect to which shares he disclaims beneficial ownership.

(7)	Includes 41,000 shares owned by members of Mr. Spina's family with respect to which shares he disclaims beneficial ownership.
(8)	Includes shares held in deferred stock accounts as follows: Dr. Albright, 2,911; Mr. Booth, 3,548; Dr. Cash, 3,427; Mr. Casner; 3,497; Mr. Darehshori, 3,497; Mr. Goldstein, 2,400; Mr. Gruber, 2,001; Dr. Hill, 122; Mr. Kucharski, 3,337; Dr. LaMantia, 2,911; Mr. Lopardo, 2,171; Mr. Picard, 3,301; Mr. Poe, 2,676; Mr. Reznicek, 3,337; Mr. Sergel, 1,268; Mr. Towers, 1,762; Dr. Walsh, 1,579; Mr. Weissman, 4,666, and the group, 50,817.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires State Street's directors and certain of its officers to send reports of their ownership and of changes in ownership of the Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on State Street’s review of the reports it has received, State Street believes all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions in 2000.

Certain Transactions

        During 2000 certain directors and executive officers of State Street, and various corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank and its affiliates. The transactions include loans and commitments made in the ordinary course of the Bank's business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection nor did they present other unfavorable features. During 2000, the Bank and other subsidiaries of State Street have used products or services of Gartner, Inc. and a subsidiary of Ionics, Incorporated, with which two of the directors of State Street were associated. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future. Ropes & Gray, a law firm of which Mr. Casner, a director of State Street, is a partner, was retained by State Street to handle certain legal matters during the past year. It is anticipated that the firm will continue to provide legal services in the current year.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee of the Board of Directors (the "Committee") furnishes the following report on Executive Compensation.

Policy

        State Street combines information technology with financial expertise to provide sophisticated investors with an integrated range of products and services spanning the investment cycle. Our goal is to be the leading company serving sophisticated investors worldwide. The executive compensation program, by providing competitive pay and aligning executive compensation with our business strategy, is designed to attract and retain superior executives, to focus these individuals on achieving State Street's objectives, and to reward executives for meeting specific short-term and long-term performance targets. The executive compensation program places emphasis on challenging performance goals, business growth, and sustainable real growth in earnings per share. By including stock-based compensation plans as a major part of the compensation strategy, we link closely the goals of stockholders and executives. Eighteen executives participated in the executive compensation program in 2000. The former chairman, the current chairman and chief executive officer, the vice chairmen, and the executive vice presidents are considered executives for this purpose. In May 2000, Marshall N. Carter, Chairman and Chief Executive Officer retired as chief executive officer and announced his intention to retire as chairman at the end of 2000. At its meeting on May 18, 2000, the Board of Directors elected David A. Spina, President and Chief Executive Officer of the Corporation and announced that he would become Chairman upon Mr. Carter’s retirement. Mr. Spina became Chairman of the Board of Directors as of January 1, 2001.

        The principles of the executive compensation strategy are applied throughout State Street. Because executives have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term financial goals and to stock price. Other individuals who manage business units or have corporate functional or staff responsibilities have a significant opportunity to influence State Street's results, and a sizable portion of their compensation is related to the achievement of financial goals of both the respective business unit and State Street as a whole. In addition to executives, many officers and managers who make significant contributions participate in the equity incentive programs and in a variety of annual incentive plans.

        The Committee is comprised entirely of independent, non-employee directors, each of whom also qualifies as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering policies which relate to executive compensation, equity incentive programs, and other incentive programs. The Committee on an annual basis reviews and evaluates the executive compensation program.

        The Committee met five times in 2000 and provided reports to the Board of Directors about its activities at each of these meetings. In conjunction with its annual review and evaluation of the executive compensation program, the Committee engaged its own independent compensation consultant. The consultant worked for the Committee in reviewing the executive compensation program, in reviewing a reference group of public companies against which State Street’s executive compensation and financial performance was compared, and in considering modifications to existing plans. The Committee, with assistance from its independent consultant, validated this group of companies as a reference group against which to compare compensation practices and competitive levels of compensation. This group includes large U.S. bank holding companies and U.S. based financial services companies.

        The Committee believes that State Street's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes contain some overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under "Stockholder Return Performance Presentation" in this proxy statement.

        The elements of the executive compensation program currently consist of base salary, annual bonus, performance awards, stock options, deferred stock and restricted stock awards. These are integrated components where salary and bonus reflect one-year results, performance awards reflect two-year results, and stock options, deferred stock, and restricted stock awards reflect long-term stock price appreciation. As a result of its 2000 review, the Committee has determined that the fundamental elements of this compensation plan are appropriate for a program that is intended to support State Street's business strategy, provide competitive compensation, and create value for stockholders. The Committee's policies with respect to each of these elements, including the bases for the compensation reported for 2000 to Mr. Carter and Mr. Spina, are discussed below.

Base Salaries

        The Committee recommended to the Board of Directors the base salary of Mr. Carter, Mr. Spina, Mr. Logue, and Mr. Lopardo, each of who were members during 2000 of the Board of Directors, and reviewed the salaries of the other executives. Base salaries for executives are determined by subjectively evaluating the responsibilities of the position, the strategic value of the position to State Street, and the experience and performance of the individual. No specific formula is used to set base salaries. The Committee has determined, however, that to be competitive it is appropriate for State Street’s executive salary levels to be near the median of the reference group. Annual adjustments, if any, to base salary levels are determined by reviewing market compensation data and subjectively considering the overall scope of each position and its strategic importance, the performance of State Street, an evaluation of the individual’s performance, and the length of time since the individual’s last salary adjustment. The Committee also considers the range of salary increases which are awarded to all employees.

        With respect to the base salary granted to Mr. Carter and Mr. Spina, for 2000, the Committee reviewed all of the factors noted above including data supplied by the compensation consultant on market levels of pay for the chief executive officer at companies in the reference group and the performance of State Street, specifically earnings per share and return on equity, under the leadership of Mr. Carter and Mr. Spina. No particular weight was applied to any single factor in making the Committee’s determination. As compared to salaries paid to the chief executive officer position in the reference group, Mr. Carter’s salary was slightly above median and Mr. Spina’s salary was below median.

Annual Bonuses

        Executives are eligible for annual cash bonuses under the provisions of the Senior Executive Annual Incentive Plan, which was approved at the 1997 annual meeting of stockholders. Each year the Committee assigns to each executive a minimum, target, and maximum bonus award opportunity, stated as a percent of salary. The levels of bonus opportunity assigned to each executive are determined by reviewing competitive compensation data supplied by the compensation consultant, the level of responsibility of each executive, and the strategic importance of the executive’s position. At its December 1999 meeting, the Committee assigned a range of bonus opportunity for Mr. Carter for 2000 at a minimum award of 0% of salary, a target award of 120% of salary, and a maximum award of 240% of salary. The minimum bonus opportunity for Mr. Spina was established at 0% of salary, the target award was 110% of salary, and the maximum award was 220% of salary. The actual level of bonus earned is based upon achievement of specific predetermined performance targets established by the Committee. Annually, the Committee reviews State Street’s earnings per share growth, return on equity performance, revenue growth, and total stockholder return for the one- and five-year period as compared to the S&P Financial Index. In establishing performance targets for the annual incentive plan, the Committee considers this data along with State Street’s long-term financial goals, the specific financial goals for the following year, and the business environment in which State Street is operating. The Committee then establishes the measures that will be used (based on the measures available under the Senior Executive Annual Incentive Plan), the weighting of the measures, and the specific performance targets at which various levels of bonus will be earned.

        The 2000 performance targets established by the Committee were based on earnings per share and return on equity. The Committee established a performance/payout schedule which identified various objective earnings per share and return on equity levels at which specific awards would be earned.

        At its meeting in February 2001, the Committee certified that specific performance goals had been achieved and approved a total bonus payment for 2000 of $1,557,600 for Mr. Carter and $1,168,200 for Mr. Spina. Bonuses for other participants in the plan receiving bonuses totaled $5,858,346 for the year.

        Federal law and regulations provide that in order to qualify for a tax deduction (See Tax Law at the end of this report), compensation in excess of $1 million to a public corporation’s top executive officers must qualify as performance-based compensation. In order to qualify as exempt performance-based compensation, bonuses must be earned under a plan, the material terms of which have been approved by stockholders. In general, the performance measures under such a plan must be reapproved by stockholders every five years. The Senior Executive Annual Incentive Plan was approved by stockholders at the 1997 Annual Meeting. Described elsewhere in this proxy statement is an amended Senior Executive Annual Incentive Plan which stockholders are being asked to approve at the April 2001 meeting. If approved, the new plan will be in effect for the 2002 plan year.

Performance Awards/Equity Awards

        Longer term compensation is provided to executives in the form of both performance awards and equity awards.

        Performance Awards - Performance awards represent a contingent right to a cash payment, based upon the price of State Street’s stock, in the event State Street meets specified performance goals over a specified time period following the grant. Performance awards have been granted to executives once every two years or at the time an officer joined the executive group. Performance award payments, if any, are made every two years.

        The Committee granted performance awards under the 1997 Equity Incentive Plan to the executive group in December 1998. This grant included an award of 127,000 units to Mr. Carter and an award of 67,800 units to Mr. Spina. An additional grant was made to an executive who joined the executive group in March 1999. All of these grants had a two-year performance period covering the years 1999 and 2000. The Committee established performance targets for the 1999-2000 performance period for these grants, tied to a combination of financial measures, based upon return on equity, earnings per share, and total stockholder return. In February 2001, the Committee certified data confirming that 100% of performance awards had been earned for the two-year period. The Committee determined that Mr. Carter and Mr. Spina had earned all of the awards each had been granted. Based on the average high and low prices of State Street’s common stock during the last ten trading days of 2000, the Committee approved a payment of $15,706,471 to Mr. Carter and $8,385,029 to Mr. Spina.

        A new group of performance awards was granted under the 1997 Equity Plan to the executive group in December 2000. This grant included an award of 72,600 units to Mr. Spina. The size of these grants was determined based upon subjective factors, including primarily the perceived importance of the executive’s contribution to the success of State Street, similar to the subjective factors considered in setting base salary, and upon a target level of long-term incentive opportunity based upon data supplied by the Committee’s compensation consultant. These grants have a two-year performance period covering the years 2001 and 2002. The Committee also established performance targets for the 2001-2002 performance period, tied to a combination of financial measures, based upon return on equity, earnings per share, and total stockholder return. As soon as practicable after the end of the two-year performance period, ending December 31, 2002, a cash payment will be calculated based upon the number of performance awards earned, if any, times the market value of State Street’s common stock at the end of the performance period. In this way, the final cash value of the performance awards relates directly to both corporate financial performance in determining how many awards are earned and stock price appreciation in determining the cash value of the units earned.

        Stock Options - Stock options are granted to executives annually, although the Committee has the authority to grant options at any time and has in the past made additional grants in conjunction with new responsibilities assumed by members of the executive group. The Committee selects the executives to receive options and sets the size of option awards based upon subjective factors, including: the perceived importance of the executive’s contribution to the success of State Street, similar to the subjective factors considered in setting base salary; a target level of long-term incentive opportunity with respect to the reference group, based upon data supplied by the compensation consultant; and the amount of and annual value of the two-year performance awards which were granted to the respective executive in that year or in the prior year. The exercise price of options is equal to the market price of the shares at the time of the grant. The options have a ten-year life and become exercisable in equal installments over a three-year period. Because stock options are granted at market price, the value of the stock options is dependent upon an increase in the price of State Street stock. The Committee views stock option grants as a part of the executive’s annual total compensation package. The amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

        At its meeting in December 2000, the Committee granted Mr. Spina options to purchase 125,400 shares, based upon a review of all of the factors noted above; no particular weight was applied to any single factor in making the Committee’s determination.

        Deferred and Restricted Stock – Deferred and restricted stock awards are used to recruit, motivate, and retain high-potential individuals. Typically, deferred and restricted stock awards are made to individuals who are not members of the executive group. However, the Committee may grant deferred and restricted stock to members of the executive group as part of a recruitment package or based upon subjective factors to reward what is considered to be exceptional performance. Three members of the executive group received restricted stock awards and/or deferred stock under the 1997 Equity Incentive Plan in 2000. The awards were made without payment from the recipients.

Special Actions

        In 2000, the Committee recommended and the Board of Directors approved a special supplemental bonus of $3,000,000 to be paid to Mr. Carter in recognition of his outstanding performance during his tenure as chief executive officer. This bonus will be paid on March 30, 2001. In addition, in recognition of Mr. Carter’s services to State Street, the Committee also approved the full vesting of Mr. Carter’s Supplemental Defined Benefit Pension Plan benefits as of January 1, 2001 and his eligibility to receive all applicable retirement benefits, and the full vesting of all unexerciable options held by Mr. Carter as of January 1, 2001, while retaining the expiration dates of these options as granted.

Tax Law

        Section 162(m) of the Internal Revenue Code generally precludes State Street from taking federal income tax deductions for compensation in excess of $1,000,000 per year for the chief executive officer and any of its four other highest paid executive officers, if those individuals are employed on the last day of the tax year. Generally, however, performance-based compensation that satisfies the requirements of Section 162(m) is not subject to the deduction limit. The Committee reviewed all elements of the executive compensation program against the standards for qualifying for the tax deduction. Stock option and performance unit awards under the 1997 Equity Incentive

Plan and awards under the Senior Executive Annual Incentive Plan have been designed to qualify as performance-based compensation, with the intended result that the deduction of compensation under these plans, including compensation from the exercise of options or from performance awards, would not be affected by the Section 162(m) deduction limits. A portion of a bonus earned in 2000 under the State Street Global Advisors Incentive Plan did not qualify for the federal income tax deduction pursuant to Section 162(m).

        The restricted stock awards are not intended to qualify for exemption from the Section 162(m) limits.

        In administering the executive compensation program, the Committee will continue to consider whether the deductibility of compensation will be limited under Section 162(m) and, in appropriate cases, will strive to structure such compensation so that any such limitation will not apply.

Conclusion

        Through the program described above, executive compensation is linked directly to State Street's performance, growth in stockholder value, and each executive's contribution to those results. As our business changes, particularly in light of our global expansion, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain competitive, consistent with stockholder interest, and closely tied to continuing growth in stockholder value.

Submitted by,

Robert E. Weissman, Chair
I. MacAllister Booth
Nader F. Dareshori
Charles R. LaMantia
Bernard W. Reznicek

EXECUTIVE COMPENSATION

        The table below shows information concerning the annual and long term compensation paid by State Street and its subsidiaries, including the Bank, to the former chairman, the current chairman and chief executive officer and the four other most highly compensated executive officers of State Street (the "Named Executive Officers") for the periods shown.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	Long Term Incentive Payouts ($)(2)	All Other Compensation ($)(3)
Marshall N. Carter (4) Chairman	2000 1999 1998	1,087,518 1,033,758 976,265	1,557,600 1,197,000 895,372	0 0 0	0 0 1,201,250	0 125,000 137,800	15,706,471 0 5,680,000	3,032,626(5) 18,150 4,800
David A. Spina(6) Chairman and Chief Executive Officer	2000 1999 1998	821,276 701,266 668,758	1,168,200 741,967 500,000	0 0 0	0 0 0	125,400 100,000 110,200	8,385,029 0 3,536,250	24,638 13,050 4,800
Nicholas A. Lopardo (7) Vice Chairman	2000 1999 1998	644,196 551,265 525,003	2,102,100 1,415,612 644,663	0 0 0	1,301,950 0 0	78,200 66,600 49,600	3,957,536 0 1,697,400	19,326 10,800 4,800
Ronald E. Logue (8) Vice Chairman and Chief Operating Officer	2000 1999 1998	644,196 545,019 493,767	702,100 425,612 328,261	0 0 0	0 0 300,313	78,200 66,600 49,600	3,957,536 0 1,697,400	19,326 4,800 4,800
John R. Towers(9) Vice Chairman and Chief Administrative Officer	2000 1999 1998	491,694 393,758 375,002	486,750 266,005 227,250	0 0 0	0 0 0	44,300 34,900 53,033	3,091,825 0 565,800	14,751 8,400 4,800
Maureen Scannell Bateman Executive Vice President and General Counsel	2000 1999 1998	430,010 379,262 360,364	379,960 237,742 275,000	0 0 434,906(10)	0 0 0	28,350 25,000 19,200	1,545,913 0 0	12,900 8,175 452
(1)	Dividend equivalents are paid in cash on restricted stock awards. Includes awards to Mr. Lopardo of 4,000 shares of restricted stock at a value of $321,875 based on the closing price of State Street’s Common Stock on March 16, 2000 and 7,422 shares of deferred stock at a value of $980,075 based on the closing price of State Street’s Common Stock on October 3, 2000. Based on the fair market value of State Street’s Common Stock on December 31, 2000, the aggregate number and value of all restricted and deferred stock holdings on such date were 99,422 shares and $12,570,918 for Mr. Lopardo.

(2)	Long term compensation payouts reflect performance units earned in accordance with the attainment of performance targets for the two-year periods, 1997-1998 and 1999-2000 and paid in cash equal to the fair market value of the Common Stock at the end of each performance period.

(3)	Except as otherwise noted, reflects State Street's contributions of $5,100 to the Salary Savings Program and contributions to the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan as follows: Mr. Carter, $27,526; Mr. Spina; $19,538, Mr. Lopardo, $14,226; Mr. Logue, $14,226; Mr. Towers, $9,651, and Ms. Bateman, $7,800.

(4)	Retired as Chairman on December 31, 2000. Mr. Carter was Chief Executive Officer during 1998, 1999 and a portion of 2000.
(5)	Includes a $3,000,000 supplemental bonus to be paid to Mr. Carter on March 30, 2001 in recognition of his service to State Street.
(6)	Became Chairman effective with Mr. Carter's retirement. Elected Chief Executive Officer on May 18, 2000; previously was President and Chief Operating Officer.
(7)	Includes bonuses from the Senior Executive Annual Incentive Plan and the State Street Global Advisors Incentive Plan.
(8)	Appointed Chief Operating Officer on May 18, 2000.
(9)	Appointed Chief Administrative Officer on May 18, 2000.
(10)	Represents expenses paid in connection with Ms. Bateman’s relocation to Massachusetts, and tax reimbursement payments relating to expenses paid.

These tables provide information with respect to option grants to and option exercises by the Named Executive Officers in 2000, the value of the options held by them as of December 31, 2000, and long-term incentive awards to the Named Executive Officers.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) 5%($) 10%($)
Marshall N. Carter	--	--	--	--	--	--
David A. Spina	125,400	4.8	121.475	12/20/2010	9,579,930	24,277,423
Ronald E. Logue	78,200	3.0	121.475	12/20/2010	5,974,087	15,139,509
Nicholas A. Lopardo	78,200	3.0	121.475	12/20/2010	5,974,087	15,139,509
John R. Towers	44,300	1.7	121.475	12/20/2010	3,384,297	8,576,474
Maureen Scannell Bateman	6,250 22,100	0.2 0.9	106.0938 121.475	06/14/2010 12/20/2010	417,011 1,688,329	1,056,789 4,278,557
(1)	Options become exercisable in 33 1/3% installments over a three-year period commencing December 20, 2001. No SARs were granted.
(2)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, as set by the Securities and Exchange Commission. The actual value, if any, that the Named Executive Officer may realize from these options will depend on the gain in stock price over the exercise price when the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Number of Securities Underlying Unexercised Options at December 31, 2000	Value of Unexercised In-the-Money Options at December 31, 2000 ($)(1)
Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Marshall N. Carter(3)	149,010	9,655,026	133,535	129,265	7,504,290	7,185,048
David A. Spina	0	0	476,802	228,798	43,464,647	6,090,213
Ronald E. Logue	44,182	2,243,998	70,268	139,132	4,116,170	3,591,874
Nicholas A. Lopardo	90,800	8,177,549	214,268	139,132	18,308,688	3,591,274
John R. Towers	3,467	222,667	73,835	105,398	5,284,159	4,182,261
Maureen Scannell Bateman	0	0	41,135	51,415	2,506,845	1,452,399
(1)	Represents the difference between the closing price of the stock on December 29, 2000 ($124.21) and the exercise price of the stock options.
(2)	Represents the difference between the fair market value of the stock at the time of the exercise and the exercise price of the stock options.
(3)	All unexercised options granted to Mr. Carter were vested as of January 1, 2001.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (1)
(a)	(b)	(c)
Marshall N. Carter	--	--
David A. Spina	72,600	2001-2002
Nicholas A. Lopardo	45,200	2001-2002
Ronald E. Logue	45,200	2001-2002
John R. Towers	25,600	2001-2002
Maureen Scannell Bateman	12,800	2001-2002

__________________

(1)	The performance units are earned based on State Street's performance during the performance period. The performance period is two fiscal years, and the last day of the second fiscal year of the performance period is the maturity date. Performance units to the extent earned are payable at maturity in cash equal to the fair market value of the Common Stock at the end of the performance period. See Summary Compensation Table, LTIP Payouts, for payments under the plan for the performance period 1999-2000.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The graph presented below compares the cumulative total stockholder return on State Street's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Financial Index for the five fiscal years which commenced January 1, 1996 and ended December 31, 2000. The cumulative total stockholder return assumes the investment of $100 in State Street's Common Stock and in each index on December 31, 1995 and assumes reinvestment of dividends. The S&P Financial Index is a publicly available measure of 74 of the Standard & Poor's 500 companies, representing 30 banking companies, 21 insurance companies and 23 diversified financial services companies.

	1995	1996	1997	1998	1999	2000
State Street Corporation	$100	$146	$265	$321	$337	$577
S&P 500 Index	100	123	164	211	255	232
S&P Financial Index	100	135	200	223	232	292

RETIREMENT BENEFITS

        Since January 1, 1990, the principal benefit formula under State Street's defined benefit plan (the "Retirement Plan") has been a cash balance formula. Under the cash balance formula, each participant has an account that is increased annually by interest at a specified rate and a contribution credit equal to a percentage of the participant's base salary for the calendar year. The contribution credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year, and zero thereafter. Prior to 2001 eligible compensation consisted of base salary. Effective January 1, 2001, eligible compensation also includes overtime, bonuses and commissions. In the case of participants with benefits accrued prior to January 1, 1990, the cash balance account included an opening balance equal to the then present value of the participant’s accrued benefit. In general, participants who were employees on December 31, 1989 will receive the greater of their account balance or the benefit derived from a "grandfathered" formula if they retire from the plan. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

        Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested will receive their account balances or equivalent annuities if they leave the employ of State Street or the Bank before retirement.

        In order to comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. State Street has adopted a supplemental retirement plan, as amended (the "1987 Supplemental Plan") to supplement the benefits under the Retirement Plan by payment of additional retirement benefits out of general funds of State Street. Each of the Named Executive Officers is included in the 1987 Supplemental Plan.

        State Street has also adopted a supplemental defined benefit pension plan (the "1995 Supplemental Plan") to provide certain key employees with retirement benefits and encourage the continued employment of such employees with State Street. In general, the 1995 Supplemental Plan provides for the payment of an annual benefit upon retirement at age 65 (or a reduced amount in the event of retirement at or after the age of 55 but prior to the age of 65), calculated as a straight life annuity, equal to 50% of such participant's final average earnings (highest average of any 5 consecutive years' earnings, as defined therein, during the last 10 years of employment) less annual benefits paid to such participant from the Retirement Plan, the 1987 Supplemental Plan and other retirement income payable to such participant under other pension plans of State Street or former employers of the participant. These benefits are subject to forfeiture in the event that the participant's employment with State Street terminates for any reason prior to reaching age 55 or completing 10 full years of employment with State Street. In addition, such benefits terminate if the participant engages in certain competitive activities within two years of termination. For certain participants, the 1995 Supplemental Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions of the 1995 Supplemental Plan. Each of the Named Executive Officers participates in the 1995 Supplemental Plan. Under an agreement dated December 8, 1997, Ms. Bateman is entitled to receive additional supplementary pension benefits calculated consistent with the 1995 Supplemental Plan but with an earnings replacement percentage of 25% after five years of service, with an additional 5% for each additional year of service up to ten, after which Ms. Bateman would be covered by the regular 1995 Supplemental Plan formula.

        As of December 31, 2000, the credited years of service for each of the Named Executive Officers (except Mr. Carter, who has retired) were as follows: Mr. Spina, 27; Mr. Lopardo, 12; Mr. Logue, 9; Mr. Towers, 16, and Ms. Bateman, 2. Current compensation covered by these retirement arrangements as of

December 31, 2000 for each of these Named Executive Officers was as follows: Mr. Spina, $1,451,983; Mr. Logue, $925,628; Mr. Lopardo, $1,975,628; Mr. Towers, $663,013, and Ms. Bateman, $622,750.

        The estimated annual aggregate benefits (which are not subject to a deduction for Social Security), expressed as a single life annuity, payable upon normal retirement to the Named Executive Officers (except Mr. Carter who has retired) assuming each continues to be employed by State Street until age 65 at his annual base salary and cash incentive compensation at December 31, 2000 are as follows: Mr. Spina, $725,992; Mr. Logue, $462,814; Mr. Lopardo, $987,814; Mr. Towers, $333,007, and Ms. Bateman, $312,802.

        In recognition of Mr. Carter's service to State Street, the Board of Directors authorized the full vesting as of January 1, 2001 of Mr. Carter's benefit under the 1995 Supplemental Plan and deemed him eligible to receive all applicable retirement benefits from plans in which he had been an eligible participant, resulting in a retirement benefit payment to Mr. Carter of $10,196,352, on February 1, 2001.

Termination of Employment and Change of Control Arrangements

        State Street has employment agreements with Messrs. Spina, Logue, Lopardo, Towers, and Ms. Bateman which become operative following a change of control of State Street, as defined in the employment agreements. The employment agreements continue in effect while these executive officers are employed by State Street and remain in effect for a period of two years after a change of control. If the employment of any of these executive officers were to be terminated involuntarily, other than for cause or by reason of disability, following a change of control, the Named Executive Officers would become entitled to various benefits under the employment agreement, including payment of three times the executive officer's base salary and bonus. A termination by the executive officer for good reason, as defined in the agreement, following a change of control also results in entitlement to these benefits. The agreements provide that voluntary termination within a thirty-day window period following a specified number of months after a change of control will be treated for these purposes as a termination for good reason. If the executive officers each had been terminated in a qualifying termination on December 31, 2000, they would have been entitled to receive the following amounts as severance pay: Mr. Spina, $4,925,973; Mr. Logue, $3,376,932; Mr. Lopardo, $6,346,932; Mr. Towers, $2,448,111, and Ms. Bateman, $2,093,250. The employment agreements also entitle the executive officers to additional gross-up payments to make up for taxes that may be imposed under the change-in-control payment excise tax provisions of the Internal Revenue Code. Each of the outstanding agreements pursuant to which stock options and performance units were granted to Messrs. Spina, Lopardo, Logue, Towers, and Ms. Bateman by State Street also contains provisions for acceleration of vesting of stock options and payment of performance units following a change of control. The employment agreement with Mr. Carter terminated as a result of his retirement.

        Ms. Bateman’s December 8, 1997 agreement also provides in the event that her employment is terminated by her or by State Street without cause prior to December 2002, she will be entitled to severance benefits equal to one year’s salary plus bonus and to an annual benefit, calculated as a straight life annuity, of 15% of base salary and target bonus if termination occurs in 2001 and 20% if termination occurs in 2002.

        State Street has an Executive Compensation Trust (the "Trust") to provide a source for payments required to be made to participants, including Messrs. Spina, Logue, Lopardo, Towers, and Ms. Bateman under the 1987 Supplemental Plan and the 1995 Supplemental Plan. The Trust has been partially funded in the amount of $29,449,565. The Trust is revocable until a change of control occurs, at which time it becomes irrevocable.

        A change of control is defined in the agreements to include the acquisition of 25% or more of State Street's then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, a merger or consolidation by State Street or the sale of substantially all of State Street's assets without certain approvals of the Board of Directors.

AMENDMENT OF THE RESTATED ARTICLES OF ORGANIZATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        On December 21, 2000, the Board of Directors approved the submission to the stockholders of an amendment to State Street's Restated Articles of Organization to increase the authorized Common Stock of State Street from 250,000,000 shares, $1 par value, to 500,000,000 shares, $1 par value.

        As of February 28, 2001, there were outstanding __,___,___ shares of Common Stock and an additional _,___,___ shares were held in the treasury. Of the __,___,___ authorized and unissued shares on that date, _,___,___ shares were reserved for issuance upon exercise of stock options granted under State Street's equity incentive plans, and ___,___ shares were reserved for issuance pursuant to the 7 3/4% Convertible Subordinated Debentures due 2008. As of February 28, 2001, there were ___ unissued shares available for issuance (giving effect to the reservation of shares for issuance).

        Subject to the approval of the increase in the authorized shares of Common Stock, the Board of Directors also adopted a resolution approving a stock dividend of one share of Common Stock for each outstanding share of Common Stock, together with one Preferred Share Purchase Right as provided in the

        Restated Rights Agreement. A stock dividend of one share for each outstanding share of Common Stock will effectuate a two-for-one split of the Common Stock. The Board believes that a split of the Common Stock will tend to broaden the market for the stock, will encourage wider participation in the ownership of State Street and, accordingly, will be in the best interests of State Street and the stockholders.

        The Indenture of Trust under which State Street's 7 3/4% Debentures were issued contains provisions for the adjustment of the number of shares of Common Stock to be issued upon conversion of the debentures, and State Street's equity incentive plans contain anti-dilution provisions following the payment of a stock dividend.

        If the proposed amendment to the Restated Articles of Organization is approved by the stockholders, the close of business on April 30, 2001 will be the record date for the determination of stockholders entitled to receive distribution of the stock dividend. On or about May 30, 2001, there will be mailed to each stockholder a new certificate or certificates for one share of Common Stock for each share held of record on April 30, 2001, or a statement with respect to new shares held in book-entry form.

        State Street is advised by its counsel that receipt of the stock dividend will not result in any taxable income to stockholders for either federal or Commonwealth of Massachusetts income tax purposes. For purposes of determining gain or loss on subsequent sale, a stockholder's tax basis for each share presently owned will be apportioned one-half to each share now owned and one-half to each share to be received in connection with the proposed stock dividend.

        The additional shares of Common Stock to be authorized by the amendment will be identical to the shares of Common Stock now authorized and outstanding and will carry Preferred Share Purchase Rights. The increase in authorized shares will not affect the terms or the rights of holders of existing shares of Common Stock. Depending on the circumstances, any subsequent issuance of Common Stock could have a dilutive effect on existing stockholders by decreasing the percentage ownership in State Street (for voting, distributions and other purposes) represented by existing shares of Common Stock. Holders of Common Stock have no preemptive rights.

        The Board of Directors believes that it is advisable to have authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional Common Stock provided for in this proposal) available for general corporate purposes, such as financings, acquisitions, additional stock dividends and the employee benefit plans. The continued availability of shares of Common Stock provides State Street with the flexibility to take advantage of various opportunities as they arise.

        The additional shares of Common Stock as well as the previously authorized Preferred Stock, the employment and equity incentive plan agreements discussed above, the Rights Agreement and certain provisions of the By-laws establishing procedures for stockholders to bring proposals or nominations before stockholders' meetings, the classified Board, restrictions on the calling of special stockholder meetings and stockholder action by written consent could, under some circumstances, be used to make a change of control of State Street more difficult. On September 15, 1988, the Board of Directors established a Rights Agreement (subsequently amended as of September 20, 1990 and amended and restated as of June 18, 1998) and pursuant thereto declared a dividend of one preferred share purchase right for each outstanding share of Common Stock. Under certain conditions, currently a right may be exercised to purchase one four-hundredth share of a new series of participating preferred stock at an exercise price of $265, subject to adjustment (including as a result of the proposed stock split). The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of State Street's Common Stock or after commencement or public announcement of an offer for 10% or more of State Street's Common Stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of Common Stock of either State Street or of the acquiror having a market value of two times the then current exercise price of the right.

        Except for the Common Stock dividend authorized by the Board of Directors, State Street has no immediate plans to issue additional shares of Common Stock or Preferred Stock. The Board of Directors would have sole discretion to issue uncommitted shares of Common Stock from time to time for any corporate purpose, including in reaction to any unsolicited acquisition proposal, without further action by the stockholders, subject to requirements of corporate law and the New York Stock Exchange and other exchanges on which State Street's Common Stock is listed. The Board is also authorized to issue shares of Preferred Stock without stockholder approval and any Preferred Stock issued would be senior to Common Stock with respect to dividends, liquidation rights and/or other attributes.

        If the proposed amendment is not approved by the stockholders, the increase in authorized Common Stock will not take effect. In that event, the stock dividend will not be paid.

The Board of Directors unanimously recommends that you vote
FOR
this proposal to amend the Restated Articles of Organization to increase the authorized number of shares of State Street's Common Stock (Item 2 on your proxy card)

APPROVAL OF THE SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

        The Executive Compensation Committee (the "Committee") and the Board of Directors have approved and recommend for stockholder approval the Senior Executive Annual Incentive Plan (the "Annual Incentive Plan"), including the business criteria on which the performance goals are to be based. The Annual Incentive Plan provides additional incentive to senior executives to achieve targeted levels of achievement. The Annual Incentive Plan is intended as a successor plan to the Senior Annual Incentive Plan previously approved by the stockholders in April 1997. If approved, the Annual Incentive Plan would be in effect for the 2002 plan year.

        Stockholders are being asked to approve the material terms of the Annual Incentive Plan, including the business criteria on which the performance goals are based and maximum awards payable, so that compensation under the Annual Incentive Plan may be deductible by State Street under Section 162(m) of the Internal Revenue Code. For a more complete discussion of Section 162(m), see the Report of the Executive Compensation Committee at page 10. Approval by stockholders of the Annual Incentive Plan and certification by the Committee that targeted performance has been achieved are each a condition to the rights of senior executives to receive any benefits under the Annual Incentive Plan. The following is a description of the Annual Incentive Plan:

        Eligible Participants

        The Chief Executive Officer and such other key executives as the Committee may designate participate in the Annual Incentive Plan. To receive an award with respect to a calendar year, unless the Committee determines otherwise, a participant must be an employee of State Street, or one of its subsidiaries, on December 31 of such year. If, however, an individual is no longer an employee of State Street or one of its subsidiaries at the time awards are approved by the Committee, the Committee in its discretion may cause any award otherwise payable under the terms of the Annual Incentive Plan to be forfeited. State Street has 6 executives who are eligible to participate.

        Performance Goals

        Corporate achievement of objectively determinable performance goals established by the Committee determines whether, and the extent to which, a participant earns his or her award. The goals are based on any or any combination of the following determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units: earnings or earnings per share, return on equity, total stockholder return, revenue, market share, quality/service, organizational development, strategic initiatives and risk control. No payments under an award will be made under the Annual Incentive Plan unless the performance goals are met or exceeded. Once established for an award period, performance goals may not be modified except to reflect extraordinary items (determined in accordance with generally accepted accounting principles) or changes in the stock of State Street (such as stock splits, stock dividends or recapitalizations).

        Awards

        The Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded and may reduce, including to zero, amounts otherwise payable under an award. No more than $7,500,000 shall be payable under an award to any one individual for any award year. All payments will be made in cash except that the Committee may provide that a certain portion of the payment be made in State Street stock issued pursuant to the 1997 Equity Incentive Plan. A participant may elect to have all or a portion of an award deferred under deferral rules which may be established by the Committee.

        All awards will be made only after certification by the Committee that the performance goals have been achieved.

        Administration

        The Committee has complete discretion to construe and administer the Annual Incentive Plan and to determine eligibility to participate, the performance goals, achievement of the performance goals, the amount of payment to be made under an award and to do everything else necessary to carry out the Annual Incentive Plan.

        Amendment and Termination

        The Committee may amend the Annual Incentive Plan or the awards, provided that any amendments must be consistent with qualification under Section 162(m). The Committee may terminate the Annual Incentive Plan at any time.

        Messrs. Spina, Logue, Lopardo, Towers, Ms. Bateman and one additional executive have been designated as participants in the Annual Incentive Plan for 2001. The awards which would be payable in the future under the Annual Incentive Plan cannot be determined because the payment of such awards would be contingent upon attainment of the pre-established performance goals and the actual award may reflect exercise of the Committee's discretion to reduce the award otherwise payable upon achievement of the performance goals. For a description of and amounts paid for 2000 under the current Senior Executive Annual Incentive Plan, see the Annual Bonuses section of the Report of the Executive Compensation Committee and the Summary Compensation Table.

        If the proposal is not approved, the plan will be reconsidered by the Board of Directors.

The Board of Directors unanimously recommends that you vote
FOR
adoption of the Senior Executive Annual Incentive Plan. (Item 3 on your proxy card)

STOCKHOLDER PROPOSAL

        Patrick Jorstad, of 1851 North Scott Street, #156, Arlington, Virginia, 22209, owner of _____ whole shares of Common Stock as of February 28, 2001, has submitted the proposal set forth below for inclusion in the proxy statement. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and State Street accept no responsibility, are set forth below.

Stockholder Resolution

Believing that the Corporation has taken alarming steps in recent years to restrict the free exchange of important information among shareholders regarding their mutual interests in the Corporation (See Note 1 below);

Believing that the free exchange of information among shareholders, and between shareholders and the Board of Directors, is conducive to the most desirable and efficient corporate governance regime;

Cognizant that the Revised Model Business Corporations Act (as amended; hereinafter, "the RMBCA") provides best practices for corporate governance of domestic U.S. stock corporations; and

Realizing that the RMBCA secures and guarantees many shareholder rights and privileges that are in keeping with the free and unfettered exchange of relevant information of mutual interest to shareholders,

Be it hereby resolved that:

It is the sense of the shareholders of the Corporation that the Board of Directors should, with all diligent speed, adopt a standing policy that the RMBCA shall govern the conduct of the Corporation in all such instances where it is not in direct conflict with the Corporation's By-laws or applicable state or federal laws. It is the further sense of the shareholders that such a policy, if adopted, should be incorporated into the By-laws of the Corporation.

Regardless of the outcome of the vote, this proposal shall be non-binding on the Corporation's Board of Directors, and shall be considered only to be advisory of the sense of the shareholders.

Note 1: The first paragraph of the proposal constitutes an opinion. Shareholders who wish to vote in favor of the recommended course of action espoused by the proposal need not share the opinion expressed in the first paragraph.

Supporting Statement

  In its debut last year, this proposal garnered 11,228,250 shares in its favor. This constituted approximately 9.7% of the eligible votes that were cast. The SEC only requires a proposal to attain 3% of the eligible votes in its first year to be eligible for resubmission the second consecutive year. In effect, the proposal garnered more than triple the minimum threshold of support it needed in its first year.
  Among the institutional investors known to have voted in favor of the proposal is the California Public Employees’ Retirement System (CalPERS), which issued a written explanation last year of its decision to vote 879,100 shares in favor of the proposal.
  In support of the opinion expressed in the first paragraph:
  Beginning at the 1999 Annual Meeting, and once again at the 2000 Annual Meeting, restrictions have been placed on questions and input from shareholders in attendance;
  Members of the media have been prohibited from asking questions at all; and
  The distribution of stockholder handouts has been prohibited.
  Finally, the Chairman of the Corporation, in knowing violation of Rule 14a-8(h), failed to permit this proposal's sponsor to present it during the 2000 Annual Meeting. Rule 14a-8 is the federal regulation under which a duly qualified shareholder of the Corporation is authorized to submit a proposal such as this one.
  For more information: http://www.listen.to/the_shareholders.

BOARD OF DIRECTORS’ RESPONSE

        The proposal requests a standing policy that the Model Business Corporation Act is to govern the conduct of State Street in all instances where it is not in "direct conflict" with State Street's By-laws or applicable state or federal law. The concept of "direct conflict" is subject to different interpretations, and we believe the application of the proposal to the functioning of State Street is not understandable or workable.

        In addition, we believe it is not the proper role or a useful function of the officers and directors of State Street to analyze differences between state law and a model act to determine whether there are conflicts and to attempt to figure out whether the state law or a model act is to apply to actions with respect to the governance of State Street.

        Stockholders of State Street are entitled to look to Massachusetts law for the rules governing State Street, which statutory rules could only be changed by the Massachusetts legislature. We believe that attempting to impose a model statutory scheme over a completely different state statute is not in the best interest of State Street or its stockholders.

        State Street, a Massachusetts corporation, is a bank holding company and was organized in 1970. It conducts its business principally through its subsidiary, State Street Bank and Trust Company, which traces its beginnings to the founding of the Union Bank in Massachusetts in 1792. The charter under which the Bank now operates was authorized by a special act of the Massachusetts legislature in 1891. State Street has Articles of Organization and By-laws covering the manner and procedures for operation of the organization. The Articles of Organization and By-Laws are amended and updated whenever appropriate.

        We believe that State Street has clear rules for the conduct of its Annual Meetings intended to benefit all of the stockholders present at the meeting.

The Board of Directors unanimously recommends that you vote
AGAINST
this stockholder proposal. (Item 4 on your proxy card)

RELATIONSHIP WITH INDEPENDENT AUDITORS

        The Board of Directors, upon the recommendation of the Examining and Audit Committee, has selected Ernst & Young LLP as independent auditors for State Street for the year ending December 31, 2001. Ernst & Young LLP acted as independent auditors for State Street for the year ended December 31, 2000. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

        Fees to State Street and its subsidiaries for professional services rendered by Ernst & Young LLP during 2000 were as follows: Audit Fees: $.7 million; Audit-Related Fees: $1.5 million; Financial Information Systems Design and Implementation Fees: $1.5 million, and All Other Fees: $4.2 million. Financial information systems design and implementation fees consisted entirely of fees billed by the former Ernst & Young consulting group prior to its sale on May 27, 2000, to Cap Gemini, an independent French public company. In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds, and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process which has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young in such circumstances are not included in the totals provided above.

REPORT OF THE AUDIT COMMITTEE

        The Examining and Audit Committee (the "Audit Committee") of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

        On behalf of State Street’s Board of Directors, the Audit Committee oversees a comprehensive system of internal controls to ensure the integrity of the financial reports and compliance with laws, regulations, and corporate policies.

        Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2000. Ernst & Young LLP, State Street's independent auditors, issued their unqualified report dated January 17, 2001 on State Street's financial statements.

        The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees". The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit

Committees," and has conducted a discussion with Ernst & Young relative to its independence. The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that State Street's audited financial statements for the year ended December 31, 2000 be included in the Annual Report on Form 10-K for the fiscal year then ended.

Submitted by,

John M. Kucharski, Chair
Tenley E. Albright
I. MacAllister Booth
Charles R. LaMantia

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

        Stockholders who wish to present proposals for inclusion in State Street's proxy materials for the 2002 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street's By-laws. To be eligible, the stockholder proposals must be received by the Secretary of State Street on or before November 12, 2001.

        Under State Street's current By-laws, proposals of business and nominations for directors other than those to be included in State Street's proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. Except as noted below, to be timely a notice with respect to the 2002 Annual Meeting must be delivered to the Secretary of State Street no earlier than January 18, 2002 and no later than February 19, 2002 unless the date of the 2002 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2001 Annual Meeting in which event the By-laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined in the By-laws) a stockholder's notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined in the By-Laws) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Secretary, State Street Corporation, 225 Franklin Street, Boston, Massachusetts 02110.

OTHER MATTERS

        The Board of Directors does not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

        State Street's Annual Report, including financial statements for the year ended December 31, 2000, is being mailed to you together with this proxy statement.

        Even if you plan to attend the meeting, please mark, date, sign and return the enclosed proxy as promptly as possible. If you attend the meeting, you may vote in person by ballot if you desire.

March 12, 2001

Appendix A

AUDIT COMMITTEE CHARTER

MISSION

On behalf of the Corporation’s Board of Directors, the Audit Committee (the "Committee") oversees the operation of a comprehensive system of internal controls covering the integrity of the Corporation’s financial reports and compliance with laws, regulations, and corporate policies. The Committee acts on behalf of the Board in monitoring and overseeing Corporate Audit and the outside auditor and monitoring communication with bank regulatory authorities. The Committee generally meets eight times each year.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members will meet the independence and experience requirements of the New York Stock Exchange (NYSE). Audit Committee members shall be appointed by the Board.

RESPONSIBILITIES

In carrying out its oversight responsibility, the Committee will:

1.	Review and reassess the adequacy of this Charter annually.
2.	Recommend to the Board of Directors the independent accounting firm to be retained as the Corporation’s outside auditor. The outside auditor is ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors have the ultimate authority to select, evaluate, and, where appropriate, replace the outside auditor.

3.	Ensure that the outside auditor submits on a periodic basis a formal written statement delineating all relationships between the auditor and the Corporation. The Committee actively engages in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impair the objectivity and independence of the outside auditor. The Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

4.	Review and approve the annual Corporate Audit (internal audit) work program and budget, and monitor its implementation.
5.	Review significant findings and recommendations of regulatory reports of examination, outside auditor management letters and Corporate Audit reports and management's responses thereto.
6.	Review practices designed to assure that the corporate environment provides adequate audit independence and freedom for Corporate Audit to act.
7.	Review with the outside auditor, the General Auditor, and finance and accounting personnel, the accounting policies and financial controls of the Corporation.
8.	Review with management the manner in which quarterly financial information will be reported and the procedures to be performed in connection therewith. 28
9.	Review the following with appropriate representatives of management:
  Material contingent liabilities and pending litigation
  Data security policies
  Disaster recovery plans
  Compliance with Federal Reserve Bank Regulation P
  The Corporation’s Standard of Conduct
  Reports required under the Federal Deposit Insurance Corporation Improvement Act of 1991

10.	As appropriate, approve the appointment of the General Auditor, and evaluate the performance of the General Auditor each year.
11.	Investigate other matters that are brought to the attention of the Committee within the scope of its mission.
12.	Provide appropriate reports to the Board of Directors.

OTHER MATTERS

The Committee will also prepare a report each year consistent with the requirements of the Securities and Exchange Commission. In this report, the Committee will provide information on its review of the Corporation’s audited financial statements and its related discussions with management. The report will also provide information on the Committee's review of disclosures received from the Corporation’s auditors relative to the independence of the auditors, and on whether the Committee recommends to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Corporation’s Standard of Conduct.

State Street Corporation
225 Franklin Street
Boston, MA 02110-2804	SSBCM/PS/01

PROXY	PROXY

STATE STREET CORPORATION

Annual Meeting of Stockholders - April 18, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Elizabeth D. Corse, Evalyn Lipton Fishbein and Claire A. Fusco, or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of State Street Corporation to be held at 225 Franklin Street, Boston, Massachusetts 02110 on April 18, 2001 at 10:00 A.M., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

Nominees for Class III Director whose term expires in 2002: R. Logue, N. Lopardo
Nominee for Class I Director whose term expires in 2003: D. Spina
Nominees for Class II Director whose term expires in 2004: D. Gruber, L. Hill, C. LaMantia, A. Poe, D. Walsh, R. Weissman

PLEASE MARK, DATE, AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
____________________________________________ ____________________________________________ ____________________________________________	____________________________________________ ____________________________________________ ____________________________________________

This proxy, when properly executed, will be voted in the manner indicated by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.	Please mark your vote as indicated in this example.	[x]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.	The Board of Directors recommends a vote AGAINST Item 4.
Item 1 - Election of Nine Directors.                      For All                          For All
              (See reverse)                                            Nominees    Withhold   Except                                                                                   [    ]               [    ]             [    ]

INSTRUCTION: If you do not wish your shares voted "FOR" one or more nominees, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s) on the reverse side. Your shares will be voted for the remaining nominee(s).

Item 2 - To increase State Street’s authorized              For        Against       Abstain
              shares of Common Stock from                      [    ]            [    ]             [    ]
              from 250,000,000 to 500,000,000.

Item 3 - To approve the Senior Executive                   For         Against        Abstain
              Annual Incentive Plan.                                  [    ]             [    ]             [    ]

For Against Abstain Item 4 - Stockholder proposal on [ ] [ ] [ ] the Model Business Corporation Act.
Item 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE SHARES:	COMMENTS/ADDRESS CHANGE (Mark box at right if you have written comments/ [ ] address change on the reverse side of this card.)

Please be sure to sign and date this Proxy.

Signature_________________________________   Signature_______________________________   Date___________________

NOTE: Please sign this proxy exactly as your name(s) appear(s) on the books of State Street Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------ ---------------------------------------------------

DETACH CARD	DETACH CARD

STATE STREET CORPORATION

Dear Stockholder:

We cordially invite you to attend the 2001 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on Wednesday, April 18, 2001, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

David A. Spina
Chairman and Chief Executive Officer

STATE STREET CORPORATION
Annual Meeting of Stockholders -- April 18, 2001
DIRECTION TO THE TRUSTEE

        As a participant in the Salary Savings Program, I hereby direct State Street Bank and Trust Company, as Trustee, to vote as follows the shares of State Street Corporation common stock allocated to my account at the Annual Meeting of Stockholders to be held on April 18, 2001, and any adjournments thereof. Each of the matters to come before the meeting are fully described in the Notice of and Proxy Statement for the meeting, receipt of which is hereby acknowledged. IF NO SPECIFICATION IS MADE, THE TRUSTEE SHALL VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN ACCORDANCE WITH THE SALARY SAVINGS PROGRAM AND TRUST DOCUMENTS.

Nominees for Class III Director whose term expires in 2002: R. Logue, N. Lopardo
Nominee for Class I Director whose term expires in 2003: D. Spina
Nominees for Class II Director whose term expires in 2004: D. Gruber, L. Hill, C. LaMantia, A. Poe, D. Walsh, R. Weissman

Please mark your vote as indicated in this example	[X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.	The Board of Directors recommends a vote AGAINST Item 4.
Item 1 - Election of Nine Directors.                      For All                          For All
              (See reverse)                                            Nominees    Withhold   Except                                                                                   [    ]               [    ]             [    ]

INSTRUCTION: If you do not wish your shares voted "FOR" one or more nominees, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s) on the reverse side. Your shares will be voted for the remaining nominee(s).

Item 2 - To increase State Street’s authorized              For        Against       Abstain
              shares of Common Stock from                      [    ]            [    ]             [    ]
              from 250,000,000 to 500,000,000.

Item 3 - To approve the Senior Executive                   For         Against        Abstain
              Annual Incentive Plan.                                  [    ]             [    ]             [    ]

For Against Abstain Item 4 - Stockholder proposal on [ ] [ ] [ ] the Model Business Corporation Act.
Item 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Dated:_____________________________, 2001	_______________________________________ Participant NOTE: Please sign exactly as your name appears hereon.

THIS DIRECTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

EXHIBIT A

STATE STREET CORPORATION
STATE STREET BANK AND TRUST COMPANY
SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE:

The purpose of the Senior Executive Annual Incentive Plan set forth herein (as the same may from time to time be amended, the "Plan") is to provide additional incentive and reward to Senior Executives of State Street Corporation (the "Company") to achieve targeted levels of achievement.

ELIGIBILITY:

Participants in the Plan for any year shall include the Chief Executive Officer of the Company and such other key executives as may be designated as participants for such year by the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company.

AWARDS:

The Committee shall annually award grants to those persons who are participants for the year, and shall establish the goals (which may be specified as ranges) for such awards.

PERFORMANCE GOALS:

No payment under an award granted under the Plan shall be made unless the performance goals specified with respect to the award are met or exceeded. Performance goals with respect to an award must be preestablished by the Committee not later than ninety (90) days after the beginning of the year with respect to which the award is granted (the "award year") or by such other time as may be required in order to qualify the award under Section 162 (m)(4)(C) of the Internal Revenue Code (the "Code"). Once established in accordance with the preceding sentence, performance goals may not be modified except to reflect extraordinary items (determined in accordance with generally accepted accounting principles) or changes in the stock of the Company (such as stock splits, stock dividends or recapitalizations) and then only to the extent, if any, consistent with continued qualification of the award under Section 162(m)(4)(C) of the Code.

For purposes of the Plan, a "performance goal" means an objectively determinable target level of achievement based on any or any combination of the following criteria (determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units): earnings or earnings per share; return on equity; total stockholder return; revenue; market share; quality/service; organizational development; strategic initiatives (including acquisitions or dispositions) and risk control.

ADDITIONAL TERMS:

Each award under the Plan shall be subject to the following terms:

A.	No more than $7,500,000 shall be payable under an award to any participant for any award year. The foregoing limit shall be applied before taking into account any notional earnings on deferrals described in E. below.

B.	Subject to A. above, the Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded. In no event, however, shall any amount be payable under an award if the performance goals with respect to such award, or any of them, fails to be achieved.

C.	No payment shall be made with respect to an award until and unless the Committee shall have certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) that the performance goals with respect to such award have been met.

D.	Except as provided in this paragraph and in E. below, all payments, if any, under an award shall be paid in cash as soon as practicable following certification by the Committee as described above. Notwithstanding the foregoing, the Committee may provide that some portion or all of any award payment be made in shares of common stock of the Company ("Stock") in lieu of cash. Any shares of stock delivered pursuant to this paragraph shall be issued under the 1997 Equity Incentive Plan and may include Restricted Stock, Unrestricted Stock or Deferred Stock (as those terms are defined in the 1997 Equity Incentive Plan). The number of shares of Stock delivered in lieu of any cash amount under an award (the "replaced cash portion") shall be that number which equals the replaced cash portion divided by the fair market value of a share of Stock (determined without regard to any restrictions) on the date the Committee certifies under C. above that the performance goal or goals with respect to the award have been met.

E.	Subject to such rules and limitations as the Committee may prescribe from time to time (the "deferral rules"), a participant may elect to have all or any portion of an award payment deferred for a fixed term of years, until retirement, death, disability or other termination of employment, or until the occurrence of some other event. Any amount so deferred shall be credited to the participant's account on the books of the Company and shall represent an unfunded and unsecured liability of the Company to pay the amount so deferred plus such additional amount, if any, representing notional earnings on the deferral ("earnings") as may be prescribed under the deferral rules. The portion of any award payable in Deferred Stock (as defined in the 1997 Equity Incentive Plan) shall likewise represent an unfunded and unsecured promise by the Company to deliver shares in the future pursuant to the terms of the 1997 Equity Incentive Plan. Earnings with respect to a deferred award shall be limited so as to satisfy the requirements of Treas. Regs. Section 1.162-27(e)(2)(iii)(B) (relating to reasonable rates of interest or other returns based on predetermined actual investments) and any limitations imposed by the Federal Deposit Insurance Corporation or similar limitations.

F.	To be entitled to payment under an award, a participant must be employed by the Company or one of its subsidiaries on December 31 of the award year, except as the Committee may otherwise determine. In addition, the Committee in its discretion may cause an award to a participant to be forfeited if the participant, although employed by the Company or a subsidiary on December 31 of the award year (or on such other date, if any, as may have been fixed by the Committee), has ceased to be employed by the Company and its subsidiaries prior to the date that other awards are (or, but for deferral, would be) paid for such year.

G.	The Committee in its discretion may reduce (including to zero) any amount otherwise payable under an award, with or without specifying its reasons for doing so.

ACTIONS BINDING; NO RIGHT TO EMPLOYMENT, ETC.:

The Committee shall have complete discretion to construe and administer the Plan, to determine eligibility for awards, to determine performance goals, to determine whether or not any performance goal has been satisfied, to determine the amount of payment under any award, and otherwise to do all things necessary or appropriate to carry out the Plan. Actions by the Committee under the Plan shall be conclusive and binding on all persons.

Nothing in the Plan or in any award shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under an award shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

AMENDMENT AND TERMINATION:

The Committee may at any time amend the Plan or awards made under the Plan, but only to the extent consistent with continued qualification of awards under Section 162(m)(4)(C) of the Code. The Committee may terminate the Plan at any time.